Exhibit 99.1

FOR IMMEDIATE RELEASE
January 22, 2004
CONTACT:  Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bancshares, Inc. Announces 3 for 2 Stock Split –

First National Bancshares, Inc., the bank holding company for First National Bank of Spartanburg, today announced that its Board of Directors has approved a 3 for 2 split of the company’s shares of outstanding common stock. Shareholders of record as of the close of business on February 16, 2004 will receive one additional share of First National common stock for every two shares of First National common stock held on that date.

On or about March 1, 2004, certificates for the new shares and checks for cash paid in lieu of fractional shares will be mailed to shareholders. Fractional shares will be based on the closing stock price on the record date, as adjusted for the split.

There were 1,201,900 shares of First National common stock outstanding as of December 31, 2003. As a result of the stock split, First National will have 1,802,850 shares of common stock outstanding.

Jerry L. Calvert, President and CEO, said, “The stock is being split in recognition of the bank’s solid growth and the stock’s strong price performance and our desire to make the stock more attractive to a wide range of potential investors. This decision reflects the confidence of the Board in First National’s future prospects.”

The earnings per share amounts for the year and quarter ending December 31, 2003 have been adjusted to reflect the stock split. Net income for the year ending December 31, 2003, was $915,726, an increase of 53.9% compared to net income of $595,129 for the year ending December 31, 2002. Net income per diluted share for 2003 was $.45 per share or an increase of 50% over $.30 per diluted share for 2002. Net income for the fourth quarter ending December 31, 2003, was $283,466, or $.14 per diluted share, compared to $241,503 or $.12 per diluted share for the same period last year.

First National posted pre-tax earnings of $1,341,617 for the year ended December 31, 2003 or an increase of 125% over pre-tax earnings of $595,129 for the same period last year. This comparison is more relevant than net income since operating results for the year ended December 31, 2002, did not include income tax expense due to the utilization of prior year net tax loss carryforwards.

First National Bank of Spartanburg provides a wide range of financial services to consumer and commercial customers through three offices in Spartanburg County including trust and investment management services through Colonial Trust Company. The bank is a wholly-owned subsidiary of the bank holding company, First National Bancshares, Inc. Its stock is traded on the OTC Bulletin Board under the symbol FNSC. First National’s closing stock price on January 20, 2004 was $20.00 per share. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.